Exhibit 10.18(I)

Execution Version

FIFTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Fifth Amendment to Search and Advertising Services and Sales Agreement (this “Fifth Amendment”) is entered into to be effective as of July 2, 2011 (“Fifth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. Transition of Algorithmic Search Services and Condition Precedent for Effectiveness of Sections 3 Through 7 of this Fifth Amendment.

(a) Both Yahoo! and Microsoft will use commercially reasonable efforts to complete the transition of Algorithmic Search Services in all remaining countries by [*] (or any later date if such deadline is extended pursuant to Section 2(c) below).

(b) With the exception of issues unique to Algorithmic Search Services in [*], [*] previously identified by the parties, and [*], Yahoo! represents that it is not aware of any issues (including without limitation any features, performance, or infrastructure/datacenter issues) associated with Microsoft’s Algorithmic Search Services that would prevent Yahoo! from being able to complete all of the transitions by [*]. While Microsoft has not demonstrated that it is able to meet [*], Yahoo! agrees that it will not use any of these [*] to extend the deadline in Sections 2(a), 2(c), or 2(d) of this Fifth Amendment to complete all of the transitions by [*]. Similarly, Yahoo! will not use the previously identified [*] to extend the deadline in Sections 2(a), 2(c), or 2(d) of this Fifth Amendment to complete the transition for [*] and functions properly until transition.

(c) If (i) Yahoo! completes transition of Algorithmic Search Services in all countries such that [*] or (ii) such transition is not completed by [*], and Yahoo! [*], then Sections 3 through 7 of this Fifth Amendment will be effective. However, if Yahoo! is unable to complete the transition of Algorithmic Search Services in any country and such failure is caused by one or more material failures or material acts of Microsoft which are within Microsoft’s control and which are necessary for Yahoo! to complete the transition in the applicable country (i.e., in the absence of such material failures or material acts Yahoo! reasonably would have completed the transitions by [*]), then upon Yahoo!’s written notice to Microsoft given after the occurrence of the failure or act (but prior to [*]) that specifically describes the material failures or material actions of Microsoft (i) the deadline of [*] for Yahoo! to complete such transition for such country or [*] will be extended on a day-for-day basis for a total number of days starting upon the date of Yahoo!’s written notice and ending as of the date Microsoft corrects such failures or actions [*] and (ii) Sections 3 through 7 of this Fifth Amendment will be effective so long as Yahoo! completes the transition for such country or [*] prior to the expiration of the extended deadline. The foregoing neither requires Microsoft to provide, [*] deadline for Microsoft’s failure to provide, support or cooperation of a kind or quantity beyond that provided by Microsoft in connection with prior transitions of Algorithmic Search Services in other markets (taking into account country-specific needs, such as language differences).

Confidential	-1-

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(d) If (i) Yahoo! completes transition of Algorithmic Search Services in all countries except for [*] such that [*] and (ii) Yahoo! notifies Microsoft in writing prior to [*] (or such later date as referenced in the second sentence of Section 2(c) above) of its exercise of the following option under this Section 2(d), then the following provisions apply:

(A) Sections 4 through 6 of this Fifth Amendment will be effective. Sections 3 and 7 of this Fifth Amendment will be effective (but the second sentence of Section 2(d)(B) of this Fifth Amendment will not be effective) in the event that Yahoo! [*]; otherwise, Sections 3 and 7 of this Fifth Amendment will not be effective (but the second sentence of Section 2(d)(B) of this Fifth Amendment will be effective).

(B) Starting [*], [*] will be limited to [*] Algorithmic Search Services for [*] and will be further limited as follows: [*]. In addition, starting [*] during the period in which Microsoft is continuing to [*] Algorithmic Search Services for [*], Microsoft will make an additional payment to Yahoo! on a [*]. [*] will terminate in its entirety on [*]. However, if Yahoo! is unable to complete the transition of Algorithmic Search Services for [*] away from Yahoo!’s own systems and such failure is caused by one or more material failures or material acts of Microsoft which are within Microsoft’s control and which are necessary for Yahoo! to complete the transition in [*] (i.e., in the absence of such material failure or material act, Yahoo! reasonably would have completed the transition in [*] by [*]), then upon Yahoo!’s written notice to Microsoft given after the occurrence of the failure or act (but prior to [*]) that specifically describes the material failures or material actions of Microsoft the foregoing deadline of [*] will be extended on a day-for-day basis for a total number of days starting upon the date of Yahoo!’s written notice and ending as of the date Microsoft corrects such failures or actions.

(e) If (i) the conditions in Section 2(c) of this Fifth Amendment are not satisfied and (ii) either the conditions in Section 2(d)(i) of this Fifth Amendment are not satisfied or Yahoo! fails to timely notify Microsoft of its exercise of the option as required by Section 2(d)(ii) of this Fifth Amendment, then none of Sections 3 through 7 of this Fifth Amendment will be effective.

3. [*].

(a) Microsoft will pay Yahoo! a [*] after the satisfaction of the conditions in Section 2(c) of this Fifth Amendment or the satisfaction of the conditions in Section 2(d) of this Fifth Amendment and the second sentence of Section 2(d)(A) of this Fifth Amendment.

(b) This payment due under Section 3(a) of this Fifth Amendment is outside the [*]. It does not raise the [*], increase [*] or [*], or otherwise get incorporated into the calculation of the [*].

4. Additional Special Provisions for [*].

(a) The table in Section 3.1(a)(1)(D) of Exhibit E of the Agreement is amended so that [*] is mapped to the Guarantee Adjustor for the [*].

5. Additional Special Provisions for [*].

(a) Microsoft will work with Yahoo! and appropriate third-parties to develop [*] for image and video Algorithmic Search Services in [*], including obtaining from [*] the right for Yahoo! to [*] for image and video Algorithmic Search Services and to use the associated [*] on Yahoo! Properties and on Syndication Properties.

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(b) After the parties (and appropriate third-parties as needed) develop and agree to pursue a plan for the [*] described in the previous paragraph, Microsoft will make a [*] to Yahoo! of $[*] to cover Yahoo!’s additional engineering costs which are necessary for the development, testing, and deployment of the [*] for image and video Algorithmic Search Services in [*] prior to Microsoft providing a [*]. [*] prior to the scheduled deployment date for the [*], Microsoft will make an additional [*] of $[*] to cover Service Engineering and Operations costs necessary to prepare to support the [*]. Beginning in the month after the [*] is deployed Microsoft will make a [*] to Yahoo! of $[*]. Yahoo! will make a best effort to negotiate month-to-month, but not longer than quarterly, [*] thereafter and Microsoft will then begin making [*] of $[*] for on-going incremental Software Engineering costs and Service Engineering and Operations Support costs up to and ending in the month in which Yahoo! transitions to the [*]. After the first [*] following deployment of the [*], these additional [*] will be based on Yahoo!’s actual incremental costs to maintain the [*] and in any event will not exceed $[*].

(c) If after working with Yahoo! and appropriate third parties to design and build the [*] anticipated in Section 5(a) of this Fifth Amendment, the parties mutually agree that the [*] is not viable in accordance with a schedule to satisfy the transition dates above then Microsoft will at its expense either [*]. If (x) Microsoft does not complete any necessary contractual arrangements with appropriate third parties and technical work (other than technical work on Yahoo!’s, its Affiliates’, or its Syndication Partners’ systems) necessary for Yahoo! to utilize such [*] and make such [*] available to Yahoo! prior to [*] and (y) Microsoft’s failure to provide the same in a timely fashion causes Yahoo! to be unable to transition by the deadline above, then upon Yahoo!’s written notice to Microsoft given after the occurrence of the failure but prior to [*] that specifically describes the failure, the deadline of [*] in Section 2(c) above will be extended on a day-for-day basis for a total number of days starting upon the date of Yahoo!’s written notice and ending as of the date Microsoft corrects such failure [*], and the [*] and [*] dates in Section 2(d)(B) above will likewise be extended by an equal amount of time.

(d) Microsoft will provide a [*] for image and video Algorithmic Search Services for [*] similar to the solution provided in other [*] markets [*] and accessed via Microsoft APIs within the first two full releases following the currently-scoped [*] release, but in no case later than [*].

(e) Microsoft will use commercially reasonable efforts to move its own customer-facing search service for Algorithmic Search Services in [*] onto the [*] as described in Section 5(d) of this Fifth Amendment within the first two full releases following the currently-scoped [*] release.

(f) Yahoo! will use commercially reasonable efforts to move its implementation, and its Syndication Partners’ search services for [*] to the [*] described in Section 5(d) above, no later than [*] after Microsoft transitions its own service to such platform.

(g) Nothing in this Fifth Amendment modifies Yahoo!’s responsibility for the costs as provided in Section 2.1.4 of the Agreement, including any costs solely associated with [*] content.

(h) Nothing in this Fifth Amendment modifies Microsoft’s responsibility to deliver Paid Search Services in [*] nor Microsoft’s responsibility for the costs associated with Paid Search Services as provided for in Section 8.2.2 of the Agreement.

6. AdCenter Performance Provision.

(a) For each country other than [*] whose applicable Guarantee Adjustor is [*] when calculated using the [*] (each a “Covered Country”) the provisions in Section 6(a)(A) and (B) below shall apply in that Covered Country; otherwise, the provisions in Section 6(a)(A) and (B) below will not apply. References to the Guarantee Adjustor in this Section 6(a) and 6(a)(A) means that the Guarantee Adjustor computed using searches only from Yahoo!’s [*] entry point [*] in the country, with such other adjustments, if any, necessary to maintain an apples-to-apples comparison of monetization between the Panama and adCenter platforms. Neither party will take actions effecting such [*] entry point which artificially increase or decrease [*] in a material way on that entry point relative to other entry points on Yahoo! Properties or Syndication Properties [*].

Confidential	-3-

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(A) At least [*] prior to the expiration of the [*] period for such Covered Country [*], Microsoft may at its option [*] in that Covered Country. If Microsoft [*], and (ii) Yahoo! must continue to use Microsoft’s Paid Search Services on an exclusive basis during [*] in that Covered Country. In calculating the Guarantee Adjustor applicable during the [*] of any [*] in a country, the nominal GDP/capita from the end of the [*] will be used and not increased or decreased further during the entire duration of the [*]. In calculating the Guarantee Adjustor applicable during any [*] beyond the [*], the [*] will be used in place of the percentage change in nominal GDP/capita [*]. The [*] referenced in the preceding sentence will be based on the same data sources and frequency (e.g., [*], etc.) as provided in Exhibit E of the Agreement for determining the GDP/capita.

(B) If Microsoft does not [*] or a Covered Country as described above upon written notice to Microsoft given no later than the later of (1) [*] after the end of the [*] for such Covered Country and (2) the date on which the Guarantee Adjustor is [*] when calculated over a [*] period in such Covered Country, Yahoo! may use another Paid Search Services provider in that Covered Country so long as (i) Yahoo! has met the [*] (as defined below) as measured on the [*] for the most recent [*] of the [*] to the extent Microsoft has made relevant agreed-upon data available to Yahoo! to execute [*] related to the [*] and to calculate such [*] in the country against whose performance the Covered Country’s Guarantee Adjustor is mapped under Section 3.1(a)(1)(D) of Exhibit E of the Agreement, and (ii) the CEOs of both companies have consulted on potential alternatives prior to Yahoo! deciding to utilize another Paid Search Services provider, such meeting of the CEOs to be scheduled on a timely basis. The following metrics are the [*]. In addition, if Microsoft elects to terminate an [*] in a Covered Country pursuant to Section 6(e) of this Fifth Amendment, upon written noticed to Microsoft given no later than [*] after any such termination, Yahoo! may use another Paid Search Services provider in such Covered Country so long as the provisions of (i) and (ii) in the first sentence of this paragraph are satisfied. In order to transition to another Paid Search Services provider for a Covered Country pursuant to the provisions of this paragraph, Yahoo! must (i) provide Microsoft at least [*] notice prior to such transition and (ii) commence the transition no later than [*] after the date of such notice. Starting [*] after Microsoft’s election [*] or election to terminate an [*] under Section 6(e) of this Fifth Amendment for a Covered Country, unless and until Yahoo! provides the notice described in the previous sentences, Microsoft may reinstate the [*] for such Covered Country in which case Yahoo! may not use another Paid Search Services provider in that Covered Country.

(b) If Yahoo! uses another Paid Search Services provider in a Covered Country (as provided in Section 6(a)(B) of this Fifth Amendment), then the following provisions apply:

(A) Yahoo! must also migrate to another provider of Contextual Advertising Services by the date specified for Paid Search Services in Section 6(b)(D) of this Fifth Amendment.

(B) Prior to commencing migration to such other provider of Paid Search Services, Yahoo! must elect whether or not to continue to receive Microsoft’s Algorithmic Search Services in the Covered Country and inform Microsoft of its election. If Yahoo! does not elect to continue receiving Microsoft’s Algorithmic Search Services in a Covered Country, Yahoo! may use another Algorithmic Search Services provider in such Covered Country.

(C) Yahoo! will reimburse Microsoft’s [*] for providing Microsoft’s Algorithmic Search Services to the extent Yahoo! continues using Microsoft’s Algorithmic Search Services in that Covered Country for Algorithmic Search Services only on pages and for pages in which such results are provided with Paid Listings from the other Paid Search Services provider.

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(D) Upon the earlier of (i) the completion of Yahoo!’s migration to such other provider of Paid Search Services and (ii) [*] after the start of such migration traffic-ramp of Paid Search Services, all obligations of each party under the Agreement, including those in Sections 2 through 5 of the Agreement, in that Covered Country terminate with respect to Paid Search Services and Contextual Advertising Services.

(E) Upon the earlier of (i) the completion of Yahoo!’s migration to such other provider of Algorithmic Search Services and (ii) [*] after the start of such migration traffic-ramp of Algorithmic Search Services, all obligations of each party under the Agreement terminate with respect to Algorithmic Search Services in that Covered Country.

(F) Within [*] of execution of this Fifth Amendment, the parties will meet and use reasonable efforts to agree upon appropriate modification of responsibilities for each party to be effective during the period (such period not to exceed [*]) in which Yahoo! is migrating to such other provider of Paid Search Services, Contextual Advertising Services, and Algorithmic Search Services as is reasonable to support an orderly migration.

(G) If Yahoo! operates a syndication or subsyndication business for Paid Search Services in such country, then unless [*], at Microsoft’s request Yahoo! agrees to negotiate in good faith with Microsoft to enter into an agreement for syndication or sub-syndication of Paid Search Services [*].

(H) If the country in which Yahoo! will use another Paid Search Services provider is one of the countries which is listed as a [*].

(c) Each [*] contemplated above will be divided into [*] for the Covered Country of a [*] in duration except for an [*] if needed. For example, if in the [*] as follows:

[*]

(d) If Microsoft [*] for a Covered Country as described above, Section 9.1.4(b) of the Agreement will be deemed modified only if Yahoo! elects such modification as provided in this paragraph, with such election to be made separately in groupings [*], and each such election to be made by written notice to Microsoft at least [*] prior to the beginning of the [*] commencing for the first country in each such grouping individually, to apply the mechanisms in amended Sections 9.1.4(a)(3) and 9.1.4(a)(4) of the Agreement to the Covered Countries for their associated [*] during any [*] for a grouping. The intended result is (i) to use an equivalent mechanisms for calculating and paying [*] in these Covered Country as contemplated for the [*] and (ii) to separate the calculation of the [*] created under this proposal (e.g., underpayments or overpayments during the [*] will be settled at the end of that period and will not be offset against amounts owed under any [*]).

(e) Notwithstanding anything to the contrary above, once Microsoft reasonably believes it has paid (or owes) $[*] in aggregate payments under [*] contemplated in the Agreement prior to this Fifth Amendment), Microsoft shall inform Yahoo! and then within [*] Microsoft may make a one-time election to terminate any [*] on a country-by-country basis upon another written notice to Yahoo!. If Yahoo! reasonably believes that Microsoft has paid (or owes) $[*] in aggregate payments but Microsoft has not provided the notice in the prior sentence (e.g., due to discrepancies between the companies, adjustments, or other reasons), Yahoo! shall notify Microsoft and representatives from the parties shall promptly meet to agree whether, for purposes of this paragraph only (and not for resolution of the underlying amounts owed), whether to treat the payment threshold to be deemed satisfied such that the [*] period should commence at that time. If Microsoft terminates an [*] in a given Covered Country under this paragraph, Yahoo! shall have the right to provide Microsoft with written notice in accordance with Section 6(a)(B) above that it intends to use another Paid Search Services provider in any of the Covered Countries where a [*] would otherwise be owed by Microsoft under an [*] terminated under this paragraph.

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

7. [*]. Section 3 of Exhibit E of the Agreement is modified to provide that the [*] will apply in [*] during any [*] in those countries and using the applicable Guarantee Adjustor under Section 3.1(a)(1)(D) of Exhibit E of the Agreement and this Fifth Amendment, even if Yahoo! chooses to implement [*] in the applicable country during the [*]. For clarity, in such circumstances revenues associated with [*] are not included in calculating the [*]. The first sentence of Section 3 of Exhibit E of the Agreement remains unchanged for the initial [*] of the [*].

8. Miscellaneous. This Fifth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Fifth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Fifth Amendment may be amended or modified only by a written agreement that (a) refers to this Fifth Amendment; and (b) is executed by an authorized representative of each party. This Fifth Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Fifth Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Fifth Amendment and any provisions of the Agreement, this Fifth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Fifth Amendment as of the Fifth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION
By:	/s/ Mark Morrissey	By:	/s/ Greg Nelson
Name:	Mark Morrissey	Name:	Greg Nelson
Title:	Senior Vice President	Title:	General Manager, Search Alliance

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.